                                                Filed Pursuant to Rule 424(b)(5)
                                               File Nos. 333-62354 and 333-63486

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 15, 2001

5,000,000 SHARES

DELIA*S CORP.                                                                         [LOGO]

CLASS A COMMON STOCK

$5.50 PER SHARE

----------------------------------------------------------------------

- dELiA*s Corp. is offering 5,000,000 shares of Class A common stock by this prospectus supplement.

- Trading symbol: Nasdaq Stock Market -- DLIA

- Closing price of our Class A common stock on June 19, 2001: $5.71 per share

                      --------------------------------------

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS AND PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public offering price.......................................    $5.50     $27,500,000
Underwriting discount.......................................    $0.33     $ 1,650,000
Proceeds to dELiA*s Corp....................................    $5.17     $25,850,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE UNDERWRITERS HAVE A 30-DAY OPTION TO PURCHASE UP TO 740,000 ADDITIONAL SHARES OF CLASS A COMMON STOCK FROM US TO COVER OVER-ALLOTMENTS, IF ANY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

U.S. BANCORP PIPER JAFFRAY                                                LAZARD

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 20, 2001.

                               TABLE OF CONTENTS

                        PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT............................    S-2
RISK FACTORS................................................    S-3
CAPITALIZATION..............................................    S-4
USE OF PROCEEDS.............................................    S-5
UNDERWRITING................................................    S-6
LEGAL MATTERS...............................................    S-8

                              PROSPECTUS

ABOUT THIS PROSPECTUS.......................................      2
PROSPECTUS SUMMARY..........................................      3
RISK FACTORS................................................      4
USE OF PROCEEDS.............................................     13
PLAN OF DISTRIBUTION........................................     13
LEGAL OPINION...............................................     14
EXPERTS.....................................................     14
WHERE YOU CAN FIND MORE INFORMATION.........................     15

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    We provide information to you about this offering of shares of our Class A common stock in two separate documents:

    (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering; and

    (b) this prospectus supplement, which describes the specific details regarding this offering.

Generally, when we refer to this "prospectus," we are referring to both documents combined.

    If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

    Statements contained in this prospectus supplement or in the accompanying prospectus or incorporated by reference may be forward-looking statements within the meaning of Section 27A of the amended Securities Act of 1933 and
Section 21E of the amended Securities Exchange Act of 1934. The words "believe," "plan," "intend," "expect" and similar expressions are intended to identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. They apply only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, except that statements incorporated by reference from previously filed reports apply as of the date made. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. The risks and uncertainties include, but are not limited to, the factors that appear in this prospectus supplement and in the accompanying prospectus under the heading "Risk Factors," and in the documents incorporated by reference. These factors could affect our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. We undertake no obligation to publicly update any forward-looking statements, regardless of any new information, future events or other occurrences. We advise you, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K.

    Except as otherwise indicated, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters' over-allotment option.

                                  RISK FACTORS

    You should consider carefully the risks described below and the risks described under the heading "Risk Factors" in the accompanying prospectus before you decide to buy our Class A common stock. You should also consider carefully the other information contained, or incorporated by reference in, this prospectus supplement or the accompanying prospectus. The risks and uncertainties described below and elsewhere are not the only ones facing our company and our stockholders. Additional risks and uncertainties may also adversely impair our business operations. The actual results of our business could differ materially from those described as a result of these risk factors. In such case, the trading price of our Class A common stock could decline, and you may lose all or part of the money you paid to buy our Class A common stock.

A LARGE NUMBER OF SHARES MAY BE SOLD IN THE MARKET FOLLOWING THIS OFFERING, WHICH MAY DEPRESS THE MARKET PRICE OF OUR CLASS A COMMON STOCK.

    Sales of a substantial number of shares of our Class A common stock in the public market following this offering could cause the market price of our Class A common stock to decline. Based upon shares outstanding as of June 15, 2001, upon completion of this offering, we will have 43,520,102 shares of our Class A common stock outstanding, net of shares held in treasury. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933 unless these shares are purchased by our affiliates. In addition, as of June 15, 2001, 4,199,334 shares are issuable upon exercise of options granted by us, which have also been, or will be, registered for resale on registration statements filed with the SEC.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION WITH RESPECT TO THE USE OF THE PROCEEDS OF THIS OFFERING, AND MIGHT NOT APPLY THE PROCEEDS TO USES THAT WILL BENEFIT STOCKHOLDERS.

    Our management will have broad discretion in the allocation of these net proceeds. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of the proceeds are uncertain.

                                 CAPITALIZATION

    The following table sets forth our unaudited capitalization as of May 5, 2001:

    - on an actual basis; and

    - on an as adjusted basis to give effect to the issuance and sale by us of shares of Class A common stock in this offering and the application of the net proceeds of the offering to repay indebtedness under our credit agreement as described under "Use of Proceeds."

    You should read this table along with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the related notes and other information included in our quarterly report for the period ended May 5, 2001 filed with the SEC and incorporated by reference in this prospectus.

                                                                     MAY 5, 2001
                                                              --------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------   -------------
                                                                     (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
DEBT:
  Current portion of long term debt(1)......................   $  2,601        $  2,601
  Revolving credit agreement................................   $    335        $     --
                                                               --------        --------
                                                                  2,936           2,601
                                                               ========        ========
  Long-term debt and capital leases.........................      4,176           4,176
                                                               --------        --------

STOCKHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share; Authorized
    shares -- 1,000,000; Issued shares -- none..............         --              --
  Class A common stock, par value $.01 per share; Authorized shares -- 100,000,000; Issued shares -- 38,263,964
    actual, 43,263,964 as adjusted, respectively (including
    1,685,580 in treasury)..................................        383             433
  Class B common stock, par value $.01 per share; Authorized shares -- 12,500,000; Issued shares -- 11,425,000 (all
    in treasury)............................................        114             114
  Additional paid-in capital................................     91,462         117,262
  Less common stock in treasury, at cost....................    (11,041)        (11,041)
  Deferred compensation.....................................       (842)           (842)
  Retained deficit..........................................    (67,724)        (67,724)
                                                               --------        --------
      Total stockholders' equity............................   $ 12,352        $ 40,852
                                                               --------        --------
Total capitalization........................................   $ 16,528        $ 45,028
                                                               ========        ========

------------------------

(1) $2.0 million paid on May 7, 2001.

                                USE OF PROCEEDS

    We expect the net proceeds from this sale of our Class A common stock to be approximately $25.8 million after deducting commissions and estimated expenses. We intend to use these net proceeds to build and open new retail stores, for working capital and for other general corporate purposes and to repay indebtedness under our revolving line of credit. Our management will have broad discretion in the allocation of these net proceeds. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

    Under our credit agreement with Congress Financial Corporation, we are required to use the net proceeds from this offering to repay loans outstanding under the credit agreement. Our borrowings under this credit agreement bear interest, at our option, at First Union National Bank's prime rate plus 125 basis points or at LIBOR plus 325 basis points, and mature on April 28, 2003. Our borrowings under the credit agreement are used for working capital. As of June 19, 2001, we had no outstanding indebtedness under the credit agreement. The amount of indebtedness outstanding varies from day to day.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement dated June 19, 2001, we have agreed to sell to the underwriters named below the following respective numbers of shares of common stock:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
U.S. Bancorp Piper Jaffray..................................     3,250,000
Lazard Freres & Co. LLC.....................................     1,750,000
                                                                 ---------
  Total.....................................................     5,000,000
                                                                 =========

    The underwriting agreement provides that the underwriters are obligated to purchase all the foregoing shares of common stock in the offering if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. In addition, the obligation of the underwriters to purchase the foregoing shares of common stock are subject to certain conditions, as set forth in the underwriting agreement, and if all of those conditions are not satisfied, the offering may be terminated.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus. After the public offering the underwriters may change the public offering price and concession and discount to broker/dealers. In no event will the maximum commission or discount to be received by any NASD member or independent broker-dealer exceed 8% for the sale of the securities being registered hereunder.

    We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 740,000 additional shares of common stock from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $4,070,000 and the total proceeds to us will be $3,825,800. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the table above.

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriters for a period of 90 days after the date of this prospectus supplement, except issuances of Class A common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, grants of employee stock options pursuant to the terms of a plan in effect on the date hereof or issuances of common stock pursuant to the exercise of such options.

    Some of our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of U.S. Bancorp Piper Jaffray, as representative for the underwriters, during the period beginning on the date of this prospectus supplement and ending at the close of business on the business day immediately following the date on which we publicly announce our financial results for the second quarter of the current fiscal year.

    We have agreed to indemnify the underwriters against liabilities under the amended Securities Act of 1933, or contribute to payments that the underwriters may be required to make in that respect.

    The shares of our Class A common stock are listed on the NASDAQ Stock Market under the symbol "DLIA."

    Certain of the underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. Certain of the underwriters and their affiliates also provide, or have provided, advisory and other financial services to us. They have received customary fees and expenses for these commercial and investment banking transactions and for these advisory and other financial services.

    In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions in accordance with Regulation M under the amended Securities Exchange Act of 1934.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase may create a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - In passive market making, market makers in the common stock who are underwriters or prospective underwriters may subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

    These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of Class A common stock offered hereby will be passed upon for us by Alex S. Navarro, Esq., our General Counsel, Chief Strategy Officer and Assistant Secretary. Mr. Navarro owns 256,290 shares of our Class A common stock and options to purchase an additional 89,844 shares. Legal matters in connection with the offering will be passed upon for the underwriters by Solomon, Zauderer, Ellenhorn, Frischer & Sharp.

                                   PROSPECTUS
                    5,000,000 SHARES OF CLASS A COMMON STOCK
                                 DELIA*S CORP.

                                ---------------

    This prospectus will allow us to sell up to 5,000,000 shares of our Class A common stock from time to time in one or more separate offerings in amounts, at prices and on terms to be determined at the time of sale.

    This prospectus will describe the general terms of our offering and the general manner in which we will offer our common stock. Each time we sell our Class A common stock, we will provide a prospectus supplement that will contain the specific terms of our offering and describe the specific manner in which we will offer our Class A common stock.

    The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" carefully before you invest.

    Our Class A common stock is traded on the Nasdaq Stock Market under the symbol "DLIA." The last reported sale price for our Class A common stock on the Nasdaq Stock Market on June 14, 2001 was $6.85 per share.

                            ------------------------

    INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this prospectus is June 15, 2001

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................      2
PROSPECTUS SUMMARY..........................................      3
RISK FACTORS................................................      4
USE OF PROCEEDS.............................................     13
PLAN OF DISTRIBUTION........................................     13
LEGAL OPINION...............................................     14
EXPERTS.....................................................     14
WHERE YOU CAN FIND MORE INFORMATION.........................     15

                             ABOUT THIS PROSPECTUS

    Statements contained in this prospectus or incorporated by reference may be forward-looking statements within the meaning of Section 27A of the amended Securities Act of 1933 and Section 21E of the amended Securities Exchange Act of 1934. The words "believe," "plan," "intend," "expect" and similar expressions are intended to identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. They apply only as of the date of this prospectus, except that statements incorporated by reference from previously filed reports apply as of the date made. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. The risks and uncertainties include, but are not limited to:

    - we may not be able to maintain access to financing to fund operations and the expansion strategies of our retail business;

    - our businesses may not be integrated successfully following the recent recombination of iTurf Inc. and dELiA*s Inc.;

    - the recombination may not produce savings from additional operating efficiencies in a timely fashion or at all;

    - continuing costs related to the merger and certain restructuring initiatives, including the sale or discontinuation of our former Storybook Heirlooms business, our former TSI Soccer business and our former Internet content businesses, may exceed our reserves for such initiatives;

    - we may not be able to reduce expenses successfully;

    - our cost reduction initiatives may lead to reduced service levels or product quality, which could have an adverse impact on revenues;

    - we are likely to continue to experience increases in the cost of materials, printing, paper, postage, shipping and labor;

    - we may experience reductions in response rates to catalog and electronic mailings due to increased prospecting, the timing and quantity of our mailings and other factors;

    - we may not be able to leverage investments made in infrastructure to support expansion;

    - customers may not like our new retail concepts;

    - we may not be able to obtain acceptable store sites and lease terms;

    - we may not be able open new stores in a timely fashion;

    - we may not be able to increase comparable store sales;

    - adverse weather conditions other factors affecting retail stores generally;

    - we are subject to increased levels of competition;

    - we may not be able to retain key personnel;

    - we may not be able to scale our computer systems with growth in online traffic;

    - we are susceptible to downturns in general economic conditions;

    - we may not be able to anticipate and respond to fashion trends;

    - we may experience decreased levels of service from third party vendors and service providers;

    - our suppliers may not be able to obtain financing to provide products to the Company;

    - other factors detailed elsewhere in this prospectus.

These factors, and other factors that appear in this prospectus, including under "Risk Factors," and in the documents incorporated by reference could affect our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. We undertake no obligation to publicly update any forward-looking statements, regardless of any new information, future events or other occurrences. We advise you, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K.

    This prospectus may also include or incorporate by reference market data related to the industries in which we operate. This data has been derived from studies published by market research firms, trade associations and other organizations. These organizations sometimes assume that events, trends and activities will occur and project information based on those assumptions. If any of their assumptions are wrong, their projections may also be wrong.

    References in this prospectus to "fiscal 2000" mean the period from January 30, 2000 to February 3, 2001. References to "fiscal 1999" mean the period from February 1, 1999 to January 29, 2000. Any reference in this prospectus to a particular fiscal year before 1999 is to the year ended
January 31 following the corresponding calendar year. For example, "fiscal 1998" means the period from February 1, 1998 to January 31, 1999.

                               PROSPECTUS SUMMARY

    THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY "RISK FACTORS" BEGINNING ON PAGE 5.

                                  OUR BUSINESS

    We are a multichannel retailer that markets apparel, accessories and home furnishings to teenage girls and young women. We reach our customers through the dELiA*s catalog, www.dELiAs.cOm and 39 dELiA*s retail stores.

    Our dELiA*s catalogs, retail stores and e-commerce pages feature a broad assortment of merchandise to enable our customers to fulfill many of their fashion needs. This merchandise ranges from basics, such as jeans, shorts and t-shirts, to more fashion oriented apparel and accessories, such as woven and knit junior dresses, swimwear, sunglasses, watches, costume jewelry and cosmetics. dELiA*s also offers home furnishings, light furniture and household articles to teen girls and young women. While we continue to offer recognized and emerging brands purchased from third-party vendors, we have increased our focus on dELiA*s-branded merchandise that we source directly from manufacturers or purchase from third-party vendors for sale under the "dELiA*s" label. We present merchandise in coordinated groupings to encourage customers to create outfits, which we believe increases average purchase size and enhances sales.

    In fiscal 2000, we mailed nearly 41 million DELIA*S catalogs. Our distinctive catalogs and dELiAs.cOm Web site include detailed product descriptions and specifications, full color photographs and pricing information. They are designed to create a unique and entertaining shopping experience and to offer customers more than the typical apparel catalog or Web site by combining the feel and editorial flair of a magazine or web/zine with the convenience of at-home shopping.

    As of June 15, 2001, we operated 39 dELiA*s-branded stores, including our four outlet stores. Our 35 full-priced dELiA*s stores range in size from 2,500 to 5,100 square feet with an average size of 3,900 square feet. They are located primarily on the East Coast (Connecticut, Maryland, Massachusetts, New Jersey, New York, Pennsylvania, Rhode Island and Virginia) and in the Midwest (Illinois).

    Except for our September 1998 purchase of approximately 6 million names from the estate of Fulcrum Direct, Inc., we have historically developed our proprietary customer database primarily through referrals, word-of-mouth, catalog request cards, on-line membership programs and targeted classified advertising in selected magazines, including SEVENTEEN and YM. During fiscal 2000, we added approximately 1.2 million new names to our database through such channels. As of February 3, 2001, our proprietary database included approximately 12 million names, approximately 7 million of which have made catalog or Web purchases.

    We provide our dELiA*s Direct customers with around-the-clock toll-free telephone access. Teleservice representatives process orders directly into our management information system. These representatives are versed in product sizes, colors and features and are trained to cross-sell accessories and related products and provide information about promotional items.

    Our New York call center is flexibly configured to handle up to 300 phone stations. As of February 3, 2001, we employed approximately 300 full- and part-time teleservice representatives. Our call center has the capacity to handle nearly 3,000 calls per hour.

    We process customer orders and retail stock shipments through our warehouse and fulfillment center in Hanover, Pennsylvania. From this center, we processed an average in fiscal 2000 of 10,000 customer shipments per day and handled nearly 28,000 packages on our busiest day in the peak holiday season.

                             CORPORATE INFORMATION

    Our principal executive offices are located at 435 Hudson Street, New York, New York 10014,, and our telephone number is (212) 807-9060. Our Web site is located at www.delias.com. The information on our Web site is not part of this prospectus, and we do not intend that it be accessed through this prospectus.

                          THE SECURITIES WE MAY OFFER

    This prospectus is part of a Registration Statement (No. 333-62354) that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to 5,000,000 shares of our Class A common stock. This prospectus provides you with a general description of our common stock that we may offer. Each time we offer our Class A common stock, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of our common stock being offered. Each prospectus supplement may also add, update or change information contained in this prospectus.

                                  RISK FACTORS

    You should consider carefully the following risks before you decide to buy our Class A common stock, in addition to the other information contained, or incorporated by reference, in, this prospectus. The risks and uncertainties described below are not the only ones facing our company and our stockholders. Additional risks and uncertainties may also adversely impair our business operations. In addition, actual results of our business could differ materially from those described as a result of the following risk factors. In such case, the trading price of our Class A common stock could decline, and you may lose all or part of the money you paid to buy our Class A common stock.

WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE, AND THE SALE OF ADDITIONAL EQUITY COULD DILUTE STOCKHOLDERS.

    Historically, we have financed our business operations primarily through the sale of equity and bank loans. We believe that available cash on hand and available borrowings will enable us to maintain our currently planned operations. However, in the event of lower than expected sales or higher than expected expenses or in the event of material changes to our vendor payment terms, it is likely that we will need to raise additional funds to finance our operations. Moreover, we may not continue to have access to borrowings under our revolving line of credit agreement with Congress Financial Corporation. We are also likely to require additional financing in order to expand our retail operations beyond our current plans. As an alternative to bank financing, we may seek equity financing from strategic or financial investors in addition to the sale of shares pursuant to this prospectus. Debt or equity financing may not be available in sufficient amounts or on terms acceptable to us, or at all, and any equity-based financing may be dilutive to our current stockholders.

HISTORICAL RESULTS MAY NOT BE INDICATIVE OF FUTURE RESULTS DUE TO SEASONAL, CYCLICAL AND QUARTERLY FLUCTUATIONS.

    We experience seasonal and cyclical fluctuations in our revenues and results of operations. For example, sales of apparel, accessories and footwear are generally lower in the first half of each year. In addition, due to the cyclical nature of our businesses and our sensitivity to consumer spending patterns, purchases of apparel and accessories tend to decline during recessionary periods and may decline at other times. Consequently, our results of operations from quarter to quarter may not be comparable.

    Our quarterly results may also fluctuate as a result of a number of other factors, including:

    - general economic conditions;

    - changes in consumer spending patterns;

    - increases in the cost of materials, printing, paper, postage, shipping and labor;

    - the timing, quantity and cost of catalog and electronic mailings and response rates to those mailings;

    - market acceptance of our merchandise, including new merchandise categories or products introduced;

    - opportunities to expand, including the ability to locate and obtain acceptable store sites and lease terms or renew existing leases, and the ability to increase comparable store sales;

    - levels of competition;

    - the timing of merchandise deliveries;

    - adverse weather conditions, changes in weather patterns and other factors affecting retail stores;

    - changes in the growth rate of Internet usage and online user traffic levels;

    - the timing and amount of costs relating to the expansion of our operations and acquisitions of technology or businesses; and

    - other factors outside our control.

    As a result of seasonal and cyclical patterns and the other factors described above, you should not rely on quarter-to-quarter comparisons of our results of operations as indicative of our future performance. In addition, it is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors, which could adversely affect our stock price.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN INVESTOR CAN EVALUATE OUR BUSINESS.

    RETAIL STORES. We opened the first full-priced dELiA*s-brand retail store in February 1999, and many of the dELiA*s-brand retail stores were opened after fiscal 1999. As a result, we do not have substantial data regarding comparable store sales, which is an important measure of performance for a retail company. Because of our limited history as an operator of retail stores and the limited data available for management, as well as potential investors, to assess the trends in individual store performance, there can be no assurances of our ability to run these stores profitably. In addition, failure to expand the numbers of dELiA*s retail stores would limit our ability to leverage our infrastructure and would have a material adverse effect on our financial condition and results of operations.

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    As a result of these factors, our future revenues are difficult to forecast.
Any shortfall in revenues may have a material adverse effect on our business and would likely affect the market price of our Class A common stock in a manner unrelated to our long-term operating performance.

    E-COMMERCE. We did not begin selling merchandise from the dELiA*s catalog on the Internet until May 1998. As a result, our Internet business has generated substantially all of its revenues since that time. You must consider the risks and difficulties that we will encounter in the new and rapidly evolving e-commerce market. These risks include our ability to:

    - maintain and enhance our systems to support growth of operations and increasing user traffic;

    - retain existing customers, attract new customers and maintain customer satisfaction;

    - introduce new and enhanced Web pages, services, products and alliances;

    - minimize technical difficulties, system downtime and the effect of Internet brown-outs;

    - manage the timing of promotions and sales programs;

    - respond to technological changes in the industry; and

    - respond to changes in government regulation.

If we do not successfully manage these risks, our business will be materially adversely affected. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

WE ARE PARTY TO CLASS ACTION LITIGATION.

    We are currently party to three purported class action litigations. The first was originally filed in two separate complaints in Federal District Court for the Southern District of New York in 1999 against dELiA*s Inc. and certain of its officers and directors. These complaints were consolidated. The consolidated complaint alleges, among other things, that the defendants violated Rule 10b-5 under the Securities Exchange Act of 1934 by making material misstatements and by failing to disclose allegedly material information regarding trends in the business during part of 1998. The second was originally filed as three separate complaints in Delaware Chancery Court against iTurf Inc., dELiA*s Inc. and each of iTurf's directors in connection with the recombination of the iTurf Inc. and dELiA*s Inc. businesses. The actions were consolidated and an amended complaint was filed on January 19, 2001. The complaint alleges that dELiA*s and the members of the iTurf board of directors have breached their fiduciary duties to iTurf's public stockholders and that the exchange ratio applied to shares in the recombination was unfair to iTurf's public stockholders. This complaint seeks class certification and other equitable and monetary relief, including awarding damages, which may take the form of issuance of additional common stock to members of the plaintiff class. The issuance of a substantial number of shares of our common stock to the plaintiff class would result in material dilution to the ownership interest of our stockholders. We believe that the allegations are without substantial merit and intend to contest these actions vigorously. However, we can not predict at this time the outcome of any litigation or whether the resolution of the litigation could have a material adverse effect on our business or the value of our Class A common stock.

    In the first quarter of fiscal 2001, we were served with a purported class action complaint alleging that we improperly collected sales tax from residents of New York State. We intend to defend against this action vigorously. While an estimate of the possible range of loss cannot be made, based upon information presently known to management, we do not believe that the ultimate resolution of this lawsuit will have a material adverse effect on our business.

OUR GROWTH STRATEGY MAY PRESENT OPERATIONAL, MANAGEMENT AND INVENTORY
CHALLENGES.

    Our historical growth has placed significant demands on our management and other administrative, operational and financial resources. We intend to continue to pursue a growth-oriented strategy in our core dELiA*s business for the foreseeable future and our future operating results will largely depend

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on our ability to open and operate new retail stores, appropriately expand our
Internet e-commerce business and manage a larger core dELiA*s business. Managing this growth will require us to continue to implement and improve our operations and financial and management information systems and to continue to expand, motivate and effectively manage our workforce. If we cannot manage this process effectively or grow our businesses as planned, we may not achieve our desired future operating results.

    Operation of a greater number of retail stores, expansion into new geographic or demographic markets and online expansion may present competitive and merchandising challenges that are different from those we currently encounter in our existing businesses. Such expansion will also require further investment in infrastructure and marketing for our direct and retail businesses. This investment will increase our operating expenses, which could have a material adverse effect on the results of our business if anticipated sales do not materialize, and may require us to seek additional financing. There can be no assurance that we will be able to obtain this financing on acceptable terms or at all.

    In addition, expansion of our retail and e-commerce businesses within our existing markets may adversely affect the individual financial performance of existing stores or catalog sales. Historically, efforts to increase Internet sales have reduced catalog sales. There can be no assurance that increased sales through our retail stores will not reduce catalog or Internet sales. Also, new stores may not achieve sales and profitability levels consistent with existing stores.

    Furthermore, as our sales increase, we anticipate maintaining higher inventory levels. This anticipated increase in inventory levels will expose us to greater risk of excess inventories and inventory obsolescence, as well as increase our dependence on our vendors and exposure to their payment terms, all of which could have a material adverse effect on our business.

WE MAY FAIL TO ANTICIPATE AND RESPOND TO FASHION TRENDS AND THE TASTES OF OUR CUSTOMERS.

    Our failure to anticipate, identify or react to changes in styles, trends or brand preferences of our customers may result in lower revenue from reduced sales and promotional pricing. Our success depends, in part, on our ability to anticipate the frequently-changing fashion tastes of our customers and to offer merchandise and services that appeal to their preferences on a timely and affordable basis. If we were to misjudge our offerings, our image with our customers would be materially adversely affected. Poor customer reaction to our products or our failure to source these products effectively would have a material adverse effect on our business.

WE RELY ON THIRD-PARTY VENDORS FOR MERCHANDISE.

    Our business depends on the ability of third-party vendors to provide us with current-season, brand-name apparel and merchandise at competitive prices, in sufficient quantities and of acceptable quality. No vendor accounted for more than 2% of our core dELiA*s sales in fiscal 2000. We do not have long-term contracts with any supplier and are not likely to enter into these contracts in the foreseeable future. In addition, many of the smaller vendors that we use have limited resources, production capacities and operating histories. As a result, we are subject to the following risks, which could have a material adverse effect on our business:

    - our key vendors may fail or be unable to expand with us;

    - we may lose one or more key vendors;

    - our current vendor terms may be changed to require increased payments in advance of delivery, and we may not be able to fund such payments through our current credit facility; or

    - our ability to procure products may be limited.

    It is our current strategy to increase the percentage of our goods designed and manufactured to our specifications and to source this merchandise from independent factories. To the extent we concentrate our sourcing with fewer manufacturers, we may increase our exposure to failed or delayed deliveries, which could have a material adverse effect on our business.

    Furthermore, as part of our move towards more private-label merchandise, we are likely to source an increasing proportion of our goods from factories in the Far East and Latin America. These goods will be subject to existing or potential duties, tariffs or quotas that may limit the quantity of some types of goods which may be imported into the United States from countries in those regions. We will increasingly compete with other companies for production facilities and import quota capacity. Sourcing more merchandise abroad will also subject our business to a variety of other risks generally associated with doing business abroad, such as political instability, currency and exchange risks and local political issues. Our future performance will be subject to these factors, which are beyond our control. Although a diverse domestic and international market exists for the kinds of merchandise sourced by us, there can be no assurance that these factors would not have a material adverse effect on our results of operations. We believe that alternative sources of supply would be available in the event of a supply disruption in one or more regions of the world. However, we do not believe that, under current circumstances, entering into committed alternative supply arrangements is warranted, and there can be no assurance that alternative sources would in fact be available at any particular time.

OUR CHIEF EXECUTIVE OFFICER HAS A SUBSTANTIAL EQUITY INTEREST IN THE COMPANY AND MAY USE HIS INFLUENCE IN WAYS THAT ARE NOT CONSISTENT WITH THE INTERESTS OF OTHER STOCKHOLDERS.

    Stephen I. Kahn, our chief executive officer, holds or has the right to vote in the aggregate approximately 30% of our Class A common stock, net of treasury stock and stock held by subsidiaries. Accordingly, Mr. Kahn may have substantial influence over the company and may exercise his influence in ways that might not be consistent with the interests of other stockholders.

WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING KEY PERSONNEL

    Our success will depend on the continued service of our key technical, sales and senior management personnel. Loss of the services of our senior management personnel, including Stephen I. Kahn, Chairman of our board of directors and Chief Executive Officer, Andrea Weiss, President, Christopher C. Edgar, Vice Chairman, Evan Guillemin, Chief Operating Officer, and Dennis Goldstein, Chief Financial Officer, or other key employees would have a material adverse effect on our business.

    Competition for employees in our industries is intense. As a result, we have in the past experienced, and we expect to continue to experience, difficulty hiring and retaining skilled employees with appropriate qualifications.

WE MAY NOT BE ABLE TO ATTRACT NEW CUSTOMERS TO REPLENISH OUR CUSTOMER BASE.

    Our customers are primarily teens and young adults. As these individuals age beyond their teens, they may no longer purchase products aimed at younger individuals. Accordingly, we must constantly update our marketing efforts to attract new, prospective teen and young adult customers. Failure to attract new customers would have a material adverse effect on our business.

OUR CATALOG RESPONSE RATES MAY DECLINE.

    Catalog response rates usually decline when we mail additional catalog editions within the same fiscal period. Response rates also decline in geographic regions where we open new stores. As we open additional new stores, we expect aggregate catalog response rates to decline further. In addition, as we continue to increase the number of catalogs distributed or mail our catalogs to a broader group of new potential customers, we have observed that these new potential customers respond at lower rates than existing customers have historically responded. These trends in response rates have had and are likely to continue to have a material adverse effect on our rate of sales growth and on our profitability and could have a material adverse effect on our business.

OUR INDUSTRIES ARE HIGHLY COMPETITIVE.

    The apparel and accessories industry is highly competitive, and we expect competition to increase. As a result of this competition, we may experience pricing pressures, increased marketing expenditures and loss of market share, which would have a material adverse effect on our business.

    We compete with traditional department stores, as well as specialty retailers, for teen and young adult customers. We also compete with other direct marketers and e-commerce companies, some of which may specifically target our customers; we expect competition from e-commerce companies to continue to increase because of the relative ease with which new Web sites can be developed. In addition, because there are few barriers to entry in the teen apparel and accessories market, we could face competition from manufacturers of apparel and accessories, including our current vendors, who could market their products directly to retail customers or make their products more readily available in competitor catalogs, Web sites and retail stores.

    We cannot assure you that we will be able to compete successfully with these companies or that competitive pressures will not materially and adversely affect our business. We believe that our ability to compete depends upon many factors, including the following:

    - the market acceptance of our e-commerce site;

    - the success of our brand building and sales and marketing efforts;

    - the performance, price and reliability of services developed by us or our competitors; and

    - the effectiveness of our customer service and support efforts.

    Many of our competitors are larger and have substantially greater financial, distribution and marketing resources than we do. Our competitors may develop products or services that are equal or superior to, or achieve greater market acceptance than, ours. Our competitors could also enter into exclusive distribution arrangements with our vendors and deny us access to these vendors' products. These factors may have a material adverse effect on our business.

WE RELY ON INFORMATION AND TELECOMMUNICATIONS SYSTEMS, WHICH ARE SUBJECT TO DISRUPTION.

    The success of our direct marketing and retail store businesses depends, in part, on our ability to provide prompt, accurate and complete service to our customers on a competitive basis, and to purchase and promote products, manage inventory, ship products, manage sales and marketing and maintain efficient operations through our telephone and management information systems. In addition, the success of our e-commerce business depends, in part, on our ability to provide a consistently prompt and user-friendly experience to our customers, with a minimum of technical delays or disruptions.

    Our operations therefore depend on our ability to maintain our computer and telecommunications systems and equipment in effective working order. Any sustained or repeated system failure or interruption would have a material adverse effect on sales and customer relations.

    Unanticipated problems affecting our systems have caused from time to time in the past, and in the future could cause, disruptions in our services. These system interruptions could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require or from events such as fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse occurrences. Any damage or failure that interrupts or delays our operations could have a material adverse effect on our business.

STRIKES OR OTHER SERVICE INTERRUPTIONS AFFECTING THIRD-PARTY SHIPPERS WOULD IMPACT OUR ABILITY TO DELIVER MERCHANDISE ON A TIMELY BASIS.

    We rely on third-party shippers, including the United States Postal Service, United Parcel Service and Airborne Express, to ship merchandise to our customers. Strikes or other service interruptions affecting our shippers would affect our ability to deliver merchandise on a timely basis and could have a material adverse effect on our business.

WE DEPEND ON THE STORAGE OF PERSONAL INFORMATION ABOUT OUR CUSTOMERS, AND PROPOSED LEGISLATION MAY LIMIT OUR ABILITY TO CAPTURE AND USE SUCH CUSTOMER INFORMATION.

    Web sites typically place identifying data, or "cookies," on a user's hard drive without the user's knowledge or consent. dELiAs.cOm and other Web sites use cookies for a variety of reasons, including the collection of data derived from the user's Internet activity. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts.

    Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drives. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. Furthermore, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of information regarding Internet users. Any of these actions may limit our ability to collect and use information about our customers, which could have a material adverse effect on our business.

    Recently, there has been increasing public concern regarding the compilation, use and distribution of information about teens and children. Federal legislation has been introduced in the U.S. Congress that proposes restrictions on persons, principally list brokers, that sell, purchase or otherwise use for commercial purposes personal information about teens under the age of 16 and children. List brokerage is not currently a material part of our business but we do market to persons whose names are derived from purchased or rented lists. We may increase our use of purchased and rented lists or, in the future, decide to increase our list brokerage business. Consequently, the proposed legislation, or other similar laws or regulations that may be enacted, could impair our ability to collect customer information, use that information in the course of our business or profit from future plans to sell customer information, which could have a material adverse effect on our business.

WE MAY BECOME SUBJECT TO CURRENCY, POLITICAL, TAX AND OTHER UNCERTAINTIES AS WE EXPAND INTERNATIONALLY.

    We distribute our dELiA*s catalogs in Japan and Canada and plan to explore distribution opportunities in other international markets. Our dELiAs.cOm Web site is visited by a global audience. Our international business is subject to a number of risks of doing business abroad, including:

    - fluctuations in currency exchange rates;

    - the impact of recessions in economies outside the United States;

    - regulatory and political changes in foreign markets;

    - reduced protection for intellectual property rights in some countries;

    - potential limits on the use of our trademarks outside the United States;

    - potential limits on the use of some of our vendors' trademarks outside the United States;

    - exposure to potentially adverse tax consequences or import/ export quotas;

    - opening and managing distribution centers abroad;

    - inconsistent quality of merchandise and disruptions or delays in shipping; and

    - difficulties in developing customer lists and marketing channels.

    Furthermore, expansion into new international markets may present competitive and merchandising challenges different from those we currently face. We cannot assure you that we will expand internationally or that any such expansion will result in profitable operations.

WE MAY BE REQUIRED TO COLLECT SALES TAX.

    At present, we do not collect sales or other similar taxes in respect of direct shipments of goods to consumers in most states. However, various states have sought to impose state sales tax collection obligations on out-of-state direct mail companies. A successful assertion by one or more states that we

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should have collected or be collecting sales taxes on the direct sale of our merchandise would have a material adverse effect on our business.

WE MAY NOT BE ADEQUATELY PROTECTED AGAINST INFRINGEMENT OF OUR INTELLECTUAL PROPERTY, WHICH IS ESSENTIAL TO OUR BUSINESS.

    We regard our service marks, trademarks, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality, license and other agreements with employees, customers, strategic partners and others to protect our proprietary rights, and have also pursued and applied for the registration of our trademarks and service marks in the United States. The steps we have taken to protect our intellectual property may not be adequate, and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available.

WE MAY BECOME SUBJECT TO LIABILITY FOR INFRINGING THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

    From time to time we receive complaints that we have infringed on third-party intellectual property rights. Our reliance on independent vendors makes it difficult to guard against infringement and we have occasionally agreed to refrain from selling some merchandise at the request of third parties alleging infringement. To date, these claims have not had a material adverse effect on our business. However, future infringement claims, if directed at key items of our merchandise or our material intellectual property, could have a material adverse effect on our business.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY FLUCTUATIONS IN POSTAGE AND PAPER EXPENSES.

    Significant increases in paper or catalog delivery costs would have a material adverse effect on our business.

THE PRICE OF OUR CLASS A COMMON STOCK COULD BE EXTREMELY VOLATILE, AND THIS VOLATILITY MAY ENGENDER LITIGATION.

    The market price of our Class A common stock has fluctuated in the past and may continue to be volatile. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation, which could have material adverse effects on our business.

DELAWARE LAW AND OUR ORGANIZATIONAL DOCUMENTS AND STOCKHOLDER RIGHTS PLAN MAY INHIBIT A TAKEOVER.

    Provisions of Delaware law, our Restated Certificate of Incorporation or our bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

    In addition, our board of directors has adopted a stockholder rights plan, the purpose of which is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to all of our stockholders. The rights plan may have the effect of dissuading a potential acquirer from making an offer for our Class A common stock at a price that represents a premium to the then current trading price.

WE MAY BE EXPOSED TO LIABILITY OVER PRIVACY CONCERNS.

    Despite the display of our privacy policy on our dELiAs.cOm Web site, any penetration of our network security or misappropriation of our customers' personal or credit card information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation, which could divert management's attention from the operation of our business and result in the imposition of significant damages.

    In addition, the Federal Trade Commission and several states have investigated the use by Internet companies of personal information. In 1998, the U.S. Congress enacted the Children's Online Privacy Protection Act of 1998. The Federal Trade Commission recently promulgated final regulations interpreting this act. We depend upon collecting personal information from our customers and we believe that the regulations under this act will make it more difficult for us to collect personal information from some of our customers. Any failure to comply with this act may make us liable for substantial fines and other penalties. We could also incur expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD CREATE ADDITIONAL BURDENS TO DOING BUSINESS ON THE INTERNET.

    Laws and regulations applicable to Internet communications, commerce and advertising are becoming more prevalent. The adoption or modification of laws or regulations applicable to the Internet could adversely affect our business. The law governing the Internet, however, remains largely unsettled.

    Although our online transmissions generally originate in New York, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. It may take years to determine whether and how existing laws governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. We also may be subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers. The interpretation or enactment of any of these types of laws or regulations may impose burdens on our business.

THIRD-PARTY INTERNET PROVIDERS MAY EXPERIENCE SYSTEM FAILURES THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    Our customers depend on Internet service providers and Web site operators for access to our Web site. Some of these groups have experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of occurrences could cause customers to perceive our Web site as not functioning properly and therefore cause them to stop using our e-commerce services, which could have a material adverse effect on our business.

A DECREASE IN THE GROWTH OF WEB USAGE OR INADEQUATE INTERNET INFRASTRUCTURE WOULD ADVERSELY AFFECT OUR BUSINESS.

    The Internet industry is new and rapidly evolving. A decrease in the growth of Web usage would have a material and adverse effect on our business. Some of the factors that may inhibit growth in Web usage are:

    - inadequate Internet infrastructure;

    - security and privacy concerns;

    - inconsistent quality of service; and

    - unavailability of cost-effective, high-speed service.

    The success of our dELiAs.cOm Web site depends upon the ability of the Internet infrastructure to support increased use. The performance and reliability of the Web may decline as the number of users increases or the bandwidth requirements of users increase. The Web has experienced a variety of outages due to damage to portions of its infrastructure. If outages or delays frequently occur in the future, Web usage, including usage of our dELiAs.cOm Web site, could grow slowly or decline. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable amounts to adapt our solutions accordingly.

WEB SECURITY CONCERNS COULD HINDER ONLINE COMMERCE.

    The need to transmit confidential information such as credit card and other personal information securely over the Internet has been a significant barrier to online commerce. Any publicized compromise of security could deter people from accessing the Web or from using it to transmit confidential information. These security concerns could reduce our market for online commerce. We may also incur significant costs to protect ourselves against the threat of problems caused by security breaches.

THE LOSS OF OR CHANGE IN OUR DOMAIN NAME COULD RESULT IN A REDUCTION IN BRAND AWARENESS AMONG OUR CUSTOMERS.

    The regulation of domain names in the United States and in foreign countries is expected to change in the near future. As a result, we cannot assure you that we will be able to acquire or maintain our dELiAs.cOm Internet domain name in all countries in which we conduct business, which could reduce brand awareness among our customers.

    Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, results of operations and financial condition.

THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK AS A RESULT OF SHARES BEING AVAILABLE FOR SALE IN THE FUTURE.

    Sales of a substantial amount of common stock in the public market, or the perception that sales may occur, could adversely affect the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our stock. We had 38,520,102 shares of Class A common stock outstanding as of June 15, 2001, net of shares held in treasury. Options and warrants to purchase 1,555,114 shares are currently exercisable, and the remaining options to purchase 2,644,220 shares become exercisable at various times through 2006.

                                USE OF PROCEEDS

    Unless we otherwise specify in the applicable prospectus supplement, we intend to use the net proceeds from our sale of the shares of Class A common stock offered by this prospectus to build and open new retail stores, for working capital and for other general corporate purposes and to repay indebtedness under our revolving line of credit. Our management will have broad discretion in the allocation of these net proceeds. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

    Under our credit agreement with Congress Financial Corporation, we are required to use the net proceeds from this offering to repay loans outstanding under the credit agreement. Our borrowings under this credit agreement bear interest, at our option, at First Union National Bank's prime rate plus 125 basis points or at LIBOR plus 325 basis points, and mature on April 28, 2003. Our borrowings under the credit agreement are used for working capital. As of June 15, 2001, we had no outstanding indebtedness under the credit agreement. The amount of indebtedness outstanding varies from day to day.

                              PLAN OF DISTRIBUTION

    We may sell our common stock being offered by this prospectus in three ways:

    - to or through underwriters or dealers;

    - directly to other purchasers; or

    - through agents.

    We will describe in a prospectus supplement, the particular terms of the offering of our common stock, including:

    - the name or names of any underwriters, dealers, other purchasers or agents;

    - the number of shares offered pursuant to the supplement;

    - the price of the offered shares;

    - the net proceeds to us from such sale;

    - any underwriting discounts or other items constituting underwriters' compensation;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which the common stock may be listed.

    If we use underwriters in the sale, our common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale.

    Our common stock may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    We may sell our common stock directly or through any firm we designate from time to time. The prospectus supplement will detail the name of any agent involved in the offer or sale of the common stock for which we deliver the prospectus supplement and any commissions we pay to the agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase our common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

    Agents, underwriters and dealers may be entitled under agreements they enter into with us to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents, underwriters or dealers may be required to make relating to those liabilities. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

                                 LEGAL OPINION

    The validity of the shares of Class A common stock offered hereby will be passed upon for us by Alex S. Navarro, Esq., our General Counsel, Chief Strategy Officer and Assistant Secretary. Mr. Navarro owns 256,290 shares of our Class A common stock and options to purchase an additional 89,844 shares.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K as of and for the years ended February 3, 2001 and January 29, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The consolidated financial statements of dELIA*s Inc. for the fiscal year ended January 31, 1999, incorporated by reference in this Prospectus from dELiA*s Corp.'s Annual Report on Form 10-K for the fiscal year ended
February 3, 2001, have been audited by Deloitte & Touche LLP, independent

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
auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below:

    (1) Annual Report on Form 10-K of dELiA*s Corp. for the fiscal year ended February 3, 2001.

    (2) Amendment No. 1 to Annual Report on Form 10-K/A of dELiA*s Corp. for the fiscal year ended February 3, 2001.

    (3) The description of the Class A common stock contained in our registration statement on Form 8-A, as filed with the Commission on February 3, 1999, including any amendments or reports filed for the purpose of updating such description.

    (4) The description of the preferred stock purchase rights relating to our Class A common stock and our Class B common stock contained in our registration statement on Form 8-A, as filed with the Commission on January 19, 2001, including any amendments or reports filed for the purpose of updating such description, and the related rights agreement filed as Exhibit 4.1 to our registration statement on Form 8-A, as filed with the Commission on January 19, 2001.

    All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    We will provide, without charge, upon written or oral request, a copy of any of the information that has been or may be incorporated by reference into this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to dELiA*s Corp., Attention: Investor Relations, 435 Hudson Street, New York, New York 10014, telephone number (212) 807-9060.

    In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.

    You may also obtain copies of this information by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. You may obtain further information on the operation of the SEC's public reference room. by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding us. The address of the Commission's Web site is http://www.sec.gov.

    Our Class A common stock is quoted on The Nasdaq Stock Market under the symbol "DLIA." Reports, proxy statements and other information concerning us may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

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